Exhibit 10.2
STOCK PURCHASE AGREEMENT
by and among
JUPITER HOSTING, INC.,
THE STOCKHOLDERS LISTED ON
SCHEDULE I ATTACHED HERETO,
and
NAVISITE, INC.
August 10, 2007

STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (the “Agreement”) is made as of the 10th day of August, 2007 by and among (i) NaviSite, Inc., a Delaware corporation (“Buyer”); (ii) Jupiter Hosting, Inc., a Delaware corporation (the “Company”); and (iii) the stockholders of the Company listed on Schedule I attached hereto (individually, a “Stockholder” and collectively, the “Stockholders”), who own all of the issued and outstanding capital stock of the Company.
     WHEREAS, each of the Stockholders owns the number of issued and outstanding shares (collectively, the “Shares”) of the common stock, $0.01 par value per share (the “Common Stock”), of the Company set forth opposite his name on Schedule I attached hereto, which Shares in the aggregate represent all of the issued and outstanding shares of capital stock of the Company; and
     WHEREAS, the Buyer desires to purchase, and the Stockholders desire to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.
     NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I. PURCHASE AND SALE OF THE SHARES
     1.01 Purchase of the Shares from the Stockholders. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), each Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Stockholder, all the Shares owned by such Stockholder, as set forth opposite such Stockholder’s name on Schedule I attached hereto. At the Closing, each Stockholder shall deliver to the Buyer certificates evidencing the Shares owned by such Stockholder duly endorsed in blank or with stock powers duly executed by such Stockholder.
     1.02 Further Assurances. At any time and from time to time after the Closing, at the Buyer’s request and without further consideration, each of the Stockholders shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, necessary to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Shares owned by such Stockholder.
     1.03 Base Purchase Price for the Shares.

          (a) The purchase price to be paid by the Buyer for the Shares shall be Eight Million Six Hundred Ninety Eight Thousand ($8,698,000) (the “Purchase Price”), subject to adjustment pursuant to Article VII hereof. The Purchase Price shall be payable in the manner described in paragraph (b) of this Section 1.03.
          (b) At the Closing, the Buyer shall deliver:
               (i) the sum of Seven Million Nine Hundred Seventy Eight Thousand ($7,978,000) (the “Closing Payment”) in cash, by wire transfer of immediately available funds as set forth on Schedule 1.03 attached hereto (which Schedule 1.03 shall set forth the payment of any amounts due and payable to any party disclosed on Schedule 3.18 hereto, which payments to such brokers or finders shall be the sole responsibility and obligation of the Stockholders and not the Company).
               (ii) to U.S. Bank National Association, as escrow agent (the “Escrow Agent”), the sum of Seven Hundred Twenty Thousand Dollars ($720,000) in cash (the “Escrowed Funds”), by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held in an interest-bearing escrow account (the “Escrow Account”) pursuant to the terms of the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”), to satisfy all or part of any claims for indemnity pursuant to Article VII hereof.
     1.04 Escrow. The Escrowed Funds shall be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement for the purpose of satisfying all or part of any claims for indemnity pursuant to Article VII hereof. Unless disbursed in accordance with Article VII, the Escrowed Funds shall be held by the Escrow Agent until 5:00 p.m., Boston time, on that date which is the nine-month anniversary of the Closing Date (as defined in Section 1.07) and shall be maintained and used strictly in accordance with the terms of this Agreement and the Escrow Agreement. At the nine-month anniversary of the Closing Date, the Escrowed Funds, with such adjustments as set forth in Article VII, shall be disbursed to the Stockholders’ Representative in accordance with the Escrow Agreement, for distribution to the Stockholders in proportion to their respective interests as set forth on Schedule I hereto. Notwithstanding the foregoing, in the event Buyer has delivered written notice to the Stockholders’ Representative of an indemnification claim as set forth in Article VII and such claim has not been resolved in accordance with Article VII prior to such anniversary, the amount necessary to satisfy such dispute or claim shall not be disbursed and shall continue to be held by the Escrow Agent pursuant to the Escrow Agreement until such dispute or claim is resolved as provided in Article VII.
          1.05 Intentionally Left Blank.
     1.06 Stockholders’ Representative.
          (a) In order to efficiently administer the defense and/or settlement of any claims for which the Stockholders may be required to indemnify the Buyer pursuant to Article

VII hereof, the Stockholders hereby designate Joseph Lackey as their representative (the “Stockholders’ Representative”).
          (b) The Stockholders hereby authorize the Stockholders’ Representative (i) to take all action necessary in connection with the defense and/or settlement of any claims for which the Stockholders may be required to indemnify the Buyer pursuant to Article VII hereof, (ii) to give and receive all notices required to be given under this Agreement, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Stockholders by the terms of this Agreement.
          (c) In the event that the Stockholders’ Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, Stockholders holding, prior to the Closing, a majority of the Shares as set forth on Schedule I attached hereto shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Stockholders’ Representative for all purposes of this Agreement.
          (d) All decisions and actions by the Stockholders’ Representative, including, without limitation, any agreement between the Stockholders’ Representative and the Buyer relating to any adjustments to the Purchase Price, or the defense or settlement of any claims for which the Stockholders may be required to indemnify the Buyer pursuant to Article VII hereof, shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.
          (e) By their execution of this Agreement, the Stockholders agree that:
               (i) the Buyer shall be able to rely conclusively on the instructions and decisions of the Stockholders’ Representative as to the determination of any adjustments to the Purchase Price, or the settlement of any claims for indemnification by the Buyer or the Company pursuant to Article VII hereof or any other actions required to be taken by the Stockholders’ Representative hereunder, and no party hereunder shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Stockholders’ Representative;
               (ii) all actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any cause of action against the Stockholders’ Representative for any action taken, decision made or instruction given by the Stockholders’ Representative under this Agreement, except for fraud or willful breach of this Agreement by the Stockholders’ Representative;
               (iii) the provisions of this Section 1.06 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the transactions contemplated by this Agreement;

               (iv) remedies available at law for any breach of the provisions of this Section 1.06 are inadequate; therefore, the Buyer and the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either the Buyer or the Company brings an action to enforce the provisions of this Section 1.06; and
               (v) the provisions of this Section 1.06 shall be binding upon the executors, heirs, legal representatives and successors of each Stockholder, and any references in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the Stockholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
          (f) All fees and expenses incurred by the Stockholders’ Representative shall be paid by the Stockholders in proportion to their ownership of Shares as set forth on Schedule I attached hereto.
     1.07 Closing. The closing (the “Closing”) of the purchase and sale of the Shares and the other transactions contemplated by this Agreement shall be held at the offices of BRL Law Group LLC, 31 St. James Avenue, Suite 850, Boston, Massachusetts, on the date hereof or at such other place, time or date as may be mutually agreed upon in writing by the parties. The date on which the Closing actually occurs is sometimes referred to herein as the “Closing Date.” The transfer of the Shares by the Stockholders to the Buyer shall be deemed to occur at 2:00 p.m., Boston Time, on the Closing Date.
ARTICLE II. REPRESENTATIONS OF THE STOCKHOLDERS
REGARDING THE SHARES
     2.01 Each Stockholder, jointly and severally, represents and warrants to the Buyer as of the date hereof as follows:
          (a) Such Stockholder has good and marketable title to the Shares which are to be transferred to the Buyer by such Stockholder pursuant hereto, free and clear of any and all Encumbrances. Schedule I attached hereto sets forth a true and correct description of all Shares owned by such Stockholder.
          (b) Such Stockholder has the right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer at the Closing the Shares to be sold by such Stockholder hereunder and, upon consummation of the purchase contemplated hereby, such Stockholder will convey to the Buyer good and marketable title to such Shares, free and clear of all Encumbrances.
          (c) Such Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Stockholder or the transfer, conveyance and sale of the Shares to be sold by such Stockholder to the Buyer pursuant to the terms hereof.
          (d) Except as set forth on Schedule 3.18 hereto, no broker or finder has acted for such Stockholder in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Stockholder.
ARTICLE III. REPRESENTATIONS OF THE COMPANY REGARDING THE COMPANY
     The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this Article III to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. Except as set forth in the Company Disclosure Schedule attached hereto and delivered by the Company, the Company represents and warrants to the Buyer as of the date hereof as follows:
     3.01 Existence; Good Standing; Authority.
          (a) The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each other jurisdiction in which the character or ownership of its properties or in which the transaction or character of its business makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 3.01 hereto sets forth a true, correct and complete list of all foreign jurisdictions in which the Company is so qualified or licensed and in good standing. The copies of the certificate of incorporation and bylaws (collectively, the “Organizational Documents”) of the Company, each as amended to date and in full force and effect, have been provided or made available to Buyer’s counsel, and are complete and correct, and no amendments thereto are pending. The Company is not in violation of any provision of its Organizational Documents. The books and records, minute books, stock record books and other similar records of the Company, all of which have been delivered or made available to Buyer’s counsel and Buyer, are true, correct and complete.
          (b) The Company has the corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Company pursuant to this Agreement and the Ancillary Agreements and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and the Stockholders and, assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes a legal, valid and binding obligation of the Company and the Stockholders, enforceable against the Company and the Stockholders in accordance with its terms. No other action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.
     3.02 Capitalization of the Company. The Company’s authorized capital stock consists of 15,000,000 shares of Common Stock, $0.01 par value per share, of which 4,100,000 shares are issued and outstanding on the date hereof and held of record and beneficially by the Stockholders as set forth on Schedule I. All such issued and outstanding shares of Common Stock have been and on the Closing Date will be duly and validly issued and are, or will be on such date, fully paid and non-assessable. There are not, and on the Closing Date there will not be, outstanding (a) any options, warrants or other rights to purchase from the Company any capital stock of the Company; (b) any securities convertible into or exchangeable for shares of such stock; or (c) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company. No shares of the issued and outstanding shares of Common Stock are held in the treasury of the Company. The Company has never issued or granted any stock options to any of its employees, directors or consultants.
     3.03 Subsidiaries.
          (a) Schedule 3.03 attached hereto sets forth;
               (i) the name and percentage ownership by the Company of each corporation, partnership, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a “Subsidiary” and, collectively, the “Subsidiaries”);
               (ii) the jurisdiction of incorporation, capitalization and ownership of each Subsidiary;
               (iii) the names of the officers and directors of each Subsidiary; and
               (iv) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation.
          (b) Except as set forth in Schedule 3.03, the Company owns of record and beneficially all of the outstanding shares of capital stock of each of the Subsidiaries free and clear of all Encumbrances, other than Permitted Liens.
          (c) Each of the Subsidiaries is a corporation duly formed, validly existing and in good standing under the laws of its state of incorporation. The copies of the Organizational

Documents of each of the Subsidiaries, each as amended to date and in full force and effect, have been provided or made available to Buyer’s counsel, and are complete and correct, and no amendments thereto are pending. Each of the Subsidiaries is not in violation of any provision of its Organizational Documents. The books and records, minute books, stock record books and other similar records of each of the Subsidiaries, all of which have been made available to Buyer’s counsel and Buyer, are true, correct and complete. The Company does not own any capital stock of or other equity interest in any corporation, partnership or other entity, other than the Subsidiaries. The shares of capital stock of each Subsidiary as set forth in Schedule 3.03 have been duly and validly issued and are fully paid and non-assessable.
          (d) Except as set forth in Schedule 3.03, none of the Subsidiaries holds shares of its capital stock in its treasury, and there are not, and on the Closing Date there will not be, outstanding any (i) options, warrants or other rights with respect to the capital stock of any of the Subsidiaries, (ii) any securities convertible into or exchangeable for shares of such stock, or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of any of them.
     3.04 No Conflict. Neither the execution and delivery by the Company and the Stockholders of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by the Company and the Stockholders of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of the Organizational Documents of the Company. Except as set forth on Schedule 3.04 and assuming the consents, approvals and authorizations contemplated by Sections 3.07 are obtained and are in full and effect and notices have been duly given, none of the execution, delivery or the performance by the Company and the Stockholders of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by the Company and the Stockholders of the transactions contemplated hereby: (a) results in the creation or imposition of any Encumbrance on any of the property held by the Company; (b) violates, or conflicts with, or results (or will violate, conflict with or result) in a breach of any provision of, or constitutes a default (or an event which, with or without notice or lapse of time or both, would constitute a default) or gives rise to any right of termination, cancellation or acceleration, change of control rights, modification, notification, enhancement of rights of third parties, revocation of grant of rights or assets, placement into or release from escrow of any assets of the Company or acceleration of any right or obligation of the Company or a loss of any benefit to which the Company is entitled under any of the terms, conditions or provisions of any Material Contract; or (c) violates any order, writ, injunction, decree, statute, law, rule or regulation.
     3.05 Financial Statements.
          (a) The Stockholders have delivered or made available to Buyer the following financial statements of the Company and the Subsidiaries (collectively, the “Financial Statements”):

               (i) Audited unconsolidated balance sheet as of December 31, 2005 and audited consolidated balance sheet as of December 31, 2006, and statements of income and retained earnings and statements of cash flows for each of the fiscal years then ended; and
               (ii) Unaudited consolidated balance sheet as of June 30, 2007 (the “June Balance Sheet”), and the related unaudited consolidated statements of income and retained earnings and cash flows for the month and year-to-date period then ended.
          (b) Subject to the absence of footnotes and normal year-end audit adjustments with respect to any unaudited Financial Statements which are consistent in nature and amount with adjustments made in prior years, the Financial Statements have been prepared from, and in accordance with, the information contained in the books and records of the Company and the Subsidiaries, which have been regularly kept and maintained in accordance with the Company’s normal and customary practices and applicable legal and accounting practices and fairly present, in all material respects, the financial condition of the Company and the Subsidiaries as of the dates thereof and results of operations and cash flows for the periods referred to therein, and have been prepared in accordance with GAAP consistently applied throughout all periods indicated.
          (c) As of the date hereof, all liabilities of the Company and the Subsidiaries of a type that would be required to be shown on the Financial Statements (including the notes thereto, where applicable) in accordance with GAAP (whether direct, indirect, accrued, absolute, contingent, asserted, unasserted or otherwise) have been (i) stated or adequately reserved or accrued against on the June Balance Sheet or the notes thereto, (ii) reflected on Schedule 3.05, or (iii) incurred after the date of the June Balance Sheet in the ordinary course of business consistent with past practices.
     3.06 Absence of Certain Changes and Undisclosed Liabilities. Except as set forth on Schedule 3.06, from the date of the June Balance Sheet to the date of this Agreement, the Company and its Subsidiaries have operated only in the ordinary course of business consistent with past practices and there has not been any:
          (a) event, occurrence or development which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, other than developments generally in the industry in which the Company and the Subsidiaries operate;
          (b) event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any of the Ancillary Agreements by the Company or the Stockholders;
          (c) exchange in, reclassification, split or subdivision of any of the Company’s authorized or issued capital stock; grant of any option, right to purchase or similar right regarding the capital stock of the Company; or purchase, redemption, retirement, or other acquisition by the Company of any such capital stock; or

          (d) declaration or payment of any dividend or other distribution or payment in respect of the capital stock of the Company.
     3.07 Consents and Approvals. Except as set forth on Schedule 3.07, the execution, delivery and performance of this Agreement by the Company and the Stockholders will not require any consent, approval, permit, authorization, waiver or other action by, or filing with or notification to, any federal, state, local, or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”) or other Person (including, but not limited to, with respect to the Material Contracts), except the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable.
     3.08 Litigation. Except as set forth on Schedule 3.08, as of the date of this Agreement (a) there is no action, suit or proceeding to which the Company or any of the Subsidiaries is a party (either as a plaintiff or defendant) pending or, to the knowledge of the Stockholders, threatened in writing before any court or governmental agency, authority, body or arbitrator; (b) neither the Company nor any of the Subsidiaries, nor, to the knowledge of the Stockholders, any officer, director or employee of any of the foregoing, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Company or any of the Subsidiaries; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Company or any of the Subsidiaries to take any action of any kind with respect to its business, assets or properties.
     3.09. Taxes.
          (a) Except as set forth on Schedule 3.09:
               (i) Each of the Company and its Subsidiaries has timely filed all material Tax Returns required to be filed by such entity before the date of this Agreement, taking into account any extension of time to file granted to or obtained on behalf of such entity;
               (ii) Each of the Company and its Subsidiaries has paid or caused to be paid all Taxes and other assessments reflected in such Tax Returns that have become due and payable. Each of the Company and its Subsidiaries has made provision, in accordance with GAAP, for all Taxes owed or accrued through the date of this Agreement;
               (iii) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party under all applicable Tax Laws, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed and have, within the time and manner prescribed by Law, registered for the purpose of each withholding Tax in the relevant territory or jurisdiction;

          (iv) There are no Encumbrances for Taxes upon the assets or properties of the Company and its Subsidiaries except for statutory Encumbrances for current Taxes not yet due;
          (v) Neither the Company nor any Subsidiary has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company or any Subsidiary;
          (vi) Neither the Company nor any Subsidiary is required to include in income in any taxable period ending after the Closing any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any Governmental Authority proposed any such adjustment or change of accounting method);;
          (vii) No power of attorney has been granted by or with respect to the Company or any Subsidiary with respect to any matter relating to Taxes;
          (viii) Neither the Company nor any Subsidiary is a party to any agreement, contract or arrangement that will result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and no action by the Company or any Subsidiary, whether pursuant to this Agreement or otherwise, shall result in the making of any such payment;
          (ix) Neither the Company nor any Subsidiary has requested or received a ruling or determination from any Governmental Authority or signed a closing or other agreement with any Governmental Authority, in either case with respect to Taxes;
          (x) Neither the Company nor any Subsidiary is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (collectively, “Tax Indemnification Agreements”);
          (xi) The Stockholders have previously delivered or made available to the Buyer true, correct and complete copies of (A) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company and the Subsidiaries and (B) all United States federal Tax Returns, and those state, local and foreign Tax Returns filed by or on behalf of the Company or any Subsidiary for tax periods ending on or after December 31, 2001 and (C) all closing agreements entered into by the Company and any Subsidiary with any Governmental Authority with respect to Taxes; and the Stockholders will deliver to the Buyer all materials with respect to the foregoing for all matters arising after the date hereof.
          (xii) Neither the Company nor any Subsidiary has any liability for Taxes of another Person under Section 1.1502-6 of the Treasury regulations promulgated under the Code (the “Treasury Regulations”) or any similar provision under state, local or foreign Law, by contract or otherwise;
               (xiii) Neither the Company nor any Subsidiary has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations (or similar provision under state, local or foreign Law) or any excess loss account under Section 1.1502-19 of the Treasury Regulations (or similar provision of state, local or foreign Law);
               (xiv) Since June 30, 2007, neither the Company nor any Subsidiary has incurred any liability for Taxes other than in the ordinary course of business;
               (xv) No claim has been made, nor does any Stockholder reasonably expect that a claim will be made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that such Company or Subsidiary is or may be subject to taxation by that jurisdiction;
               (xvi) No Company or Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code;
               (xvii) Neither the Internal Revenue Service (the “IRS”) nor any other Governmental Authority is asserting as of the date of this Agreement by written notice to the Company or any Subsidiary or, to any Stockholder’s knowledge, threatened in writing as of the date of this Agreement to assert against the Company or any Subsidiary, any deficiency or claim for any amount of additional Taxes; and
               (xviii) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending as of the date of this Agreement with regard to any Taxes or Tax Returns of the Company or any Subsidiary, and neither the Company nor any Subsidiary has received a written notice prior to the date of this Agreement of any actual or threatened audits or proceedings or is otherwise aware of any such audits or proceedings.
          (b) For the purposes of this Agreement:
               (i) “Taxes” shall mean any United States federal, state or local or non-U.S. income, gross receipts, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, windfall profits, capital stock, stamp, transfer or other tax, charge, fee or imposition in the nature of Taxes, whether computed on a separate, consolidated, unitary, combined or other basis, including any interest, penalties, additions or assessments with respect thereto, whether disputed or not;

               (ii) “Tax Law” shall mean the Law (including any applicable regulations or any precedential administrative pronouncement) of any Governmental Authority relating to any Tax;
               (iii) “Tax Returns” shall mean any U.S. federal, state, local or foreign return, declaration, report, claim for refund, amended return, declaration of estimated Tax or information return or statement relating to Taxes, and any schedule, exhibit, attachment or other materials submitted with any of the foregoing, and any amendment thereto; and
               (iv) “Law” means any non-U.S. or United States federal, state or local law, statute, rule, regulation, ordinance, standard, requirement, precedential administrative ruling, order or process (including any zoning or land use law or ordinance, building code, Environmental Law, securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation or any law, order, rule or regulation applicable to federal contractors) or administrative interpretation thereof, and any court, or arbitrator’s order or process.
     3.10 Employee Benefit Plans.
          (a) Schedule 3.10 contains a true, correct and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity or equity based compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare plan,” fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit sharing, stock bonus or other “pension plan,” fund or program (within the meaning of Section 3(2) of ERISA); each employment, “change in control,” termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any Subsidiary or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or any Subsidiary would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code, or to which the Company or any Subsidiary or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of any Seller (the “Employee Plans”); provided that with respect to Employee Plans established or maintained primarily for employees or former employees working outside the United States only material Employee Plans are listed. “Former Employee Plan” shall mean any Employee Plans of any Seller sponsored, maintained, or contributed to within the last three years, notwithstanding that such plans are not listed on Schedule 3.10. Neither the Company nor any Subsidiary or ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional material employee benefit plans or modify or change, in any material way, any existing Employee Plans and no condition exists which would prevent any Seller from terminating any Employee Plans (other than Employee Plans required to be maintained under applicable Law) without material liability to such Seller (other than for benefits accrued at the time of such termination), except to the extent limited by Law.

          (b) With respect to each Employee Plan, the Stockholders have heretofore delivered or made specifically available to the Buyer a current, true, correct and complete copy (or, to the extent no such copy exists, an accurate description in all material respects) thereof (including any amendments thereto) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination letter; (iii) the most recent summary plan descriptions or other reports and summaries required under ERISA or the Code; (iv) any material written communication (or a description of any material oral communications) to participants since January 1, 2004 concerning the Employee Plans; and (v) for the most recent year for which such documents are available, the Form 5500 and attached schedules, audited financial statements and actuarial valuation reports and any attorney response to any auditor request. Each Employee Plan and Former Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code and, to the knowledge of the Stockholders, no event has occurred or circumstance exists that would reasonably be expected to affect such qualified status. Each Employee Plan and Former Employee Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements.
          (c) None of the Employee Plans or Former Employee Plans is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA (a “Multiemployer Plan”), nor is or was any Employee Plan or Former Employee Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any Subsidiary or ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Subsidiary or ERISA Affiliate of incurring any such liability. Neither the Company nor any Subsidiary or ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has at any time sponsored, maintained, contributed to or had an obligation to contribute to, any Multiemployer Plan or any pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.
          (d) Except as set forth on Schedule 3.10, neither the Company nor any Subsidiary or, to the knowledge of any Stockholders, any Employee Plan, any Former Employee Plan, any trust created thereunder, or any trustee or administrator thereof, has engaged in a transaction in connection with which the Company or any Subsidiary, any Employee Plan, any Former Employee Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Employee Plan or any Former Employee Plan or any such trust could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.
          (e) Except as set forth on Schedule 3.10, each Employee Plan and Former Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, and all contributions required to be made under the terms of any of the Employee Plans or any Former Employee Plan as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Financial Statements except for any failure to do so which would not reasonably be expected to result in any material liability to any Seller or ERISA Affiliate.
          (f) Except as set forth on Schedule 3.10, no Employee Plan or Former Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law or (ii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). The Company and each Subsidiary and ERISA Affiliate are in material compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder.
          (g) Except as set forth on Schedule 3.10, the consummation of the transactions contemplated hereby will not (i) entitle any current or former employee or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee or officer or (iii) prevent the Company or any Subsidiary from amending or terminating any Employee Plan or Former Employee Plan.
          (h) Except as set forth on Schedule 3.10, there are no pending or, to the knowledge of any Stockholder, claims threatened in writing by or on behalf of any Employee Plan or Former Employee Plan, by any employee or beneficiary covered under any such Employee Plan or Former Employee Plan with respect to such plan, or otherwise involving any such Employee Plan or Former Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine claims for benefits).
          (i) With respect to each Employee Plan and Former Employee Plan that is subject to the Law of any jurisdiction outside the United States (each, a “Foreign Benefit Plan”):
               (A) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been timely made in all material respects, or, if applicable, accrued, in accordance with applicable accounting practices;
               (B) each Foreign Benefit Plan has been maintained in all material respects in accordance with all applicable Laws and, if intended to qualify for special tax treatment, each Foreign Benefit Plan meets all requirements for such treatment, except for any failure to do so which would not result in any material liability to the Company or any Subsidiary; and

               (C) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities.
     3.11 Real and Personal Property.
          (a) Schedule 3.11(a) sets forth a list of all real property leased by the Company and the Subsidiaries (the “Leased Real Property”) and all addresses, approximate square footage, annual base rent and expiration dates thereof. True and complete copies of the leases (including all amendments, subordination and non-disturbance agreements, estoppel certificates and related documents) (each, a “Lease” and collectively, the “Leases”) have been delivered or made available to the Buyer. With respect to each Lease required to be listed on Schedule 3.11(a):
               (i) the Company or Subsidiary that is party to such Lease has a good, valid and enforceable leasehold interest in the Leased Real Property granted to such entity pursuant to each pertinent Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;
               (ii) each of said Leases has been duly authorized and executed by the Company or Subsidiary party to such Lease and is in full force and effect and there is no existing material default by the Company or any Subsidiary under any of the Leases; and
               (iii) neither the Company nor any of the Subsidiaries is obligated to pay any leasing or brokerage commission relating to any Lease and, except as set forth on Schedule 3.11(a), will not have any obligation to pay any leasing or brokerage commission upon the renewal of any Lease. Except as set forth on Schedule 3.11(a), no construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Company or any of the Subsidiaries. The Financial Statements contain adequate reserves to provide for the restoration of the property subject to the Leases at the end of the respective Lease terms, to the extent required by the Leases.
          (b) Schedule 3.11(b) sets forth a true, correct and complete list of all equipment, fixtures and trade fixtures of the Company and the Subsidiaries as of June 30, 2007. Except as set forth on Schedule 3.11(b), the Company and the Subsidiaries have good title to all of the tangible personal property and assets shown on the June Balance Sheet or acquired after the date of the June Balance Sheet, free and clear of any mortgage, pledge, lien, conditional sale agreement, security interest, encumbrance or other charge (collectively, “Encumbrances”), except for (i) assets which have been disposed of to nonaffiliated third parties since June 30, 2007 in the ordinary course of business, (ii) Encumbrances reflected in the June Balance Sheet, (iii) Encumbrances for current Taxes not yet due and payable, and (iv) Permitted Liens.
          (c) Neither the Company nor any Subsidiary owns or has owned any real property.
     3.12 Labor and Employment Matters.

          (a) There is no:
               (i) collective bargaining agreement or any other agreement, whether in writing or otherwise, with any labor organization, union, group or association (“Labor Organization”) applicable to the employees of the Company or any Subsidiary and neither the Company nor any Subsidiary is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to any Stockholder’s knowledge, threatened, any material labor strike, dispute, walkout, work stoppage, slow down or lockout involving the Company or any Subsidiary or action, dispute or employment related complaint by or with respect to any employees of the Company or any Subsidiary;
               (ii) unfair labor practice complaint pending or, to the knowledge of any Stockholder, threatened in writing against the Company or any Subsidiary before the National Labor Relations Board or any other federal, state local or foreign agency;
               (iii) pending or, to the knowledge of any Stockholder, threatened representation question or union or labor organizing activities with respect to employees of the Company or any Subsidiary.
          (b) During the past three years, neither the Company nor any Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Subsidiary; nor has the Company or any Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law. No employees of the Company or any Subsidiary have suffered an “employment loss” (as defined in the WARN Act) since three months prior to the date of this Agreement.
          (c) Each of the Company or its Subsidiaries has at all times and in all material respects properly classified each of its respective employees as employees and each of its independent contractors as independent contractors, as applicable, and no written notice has been received by the Company from any Governmental Authority that such contractors would be considered employees for employment law or tax purposes at any time.
          (d) Each of the Company or its Subsidiaries has at all times paid its respective employees in conformance with applicable federal, state, local and foreign wage and hour laws. There are not presently pending, or to the knowledge of the Stockholders threatened in writing, any claims with respect to working hours or the payment of wages, overtime or any other form of employee compensation.

          (e) Except as set forth on Schedule 3.11, each of the Company or its Subsidiaries does not, formally or informally, have a custom or practice of paying ex-gratia severance payments to employees.
          (f) Schedule 3.12(f) sets forth a true, correct and complete list of the current employees of the Company and the Subsidiaries, including the titles and annual salary or hourly wage rates of each of such employees, showing separately for each such person the amounts paid as salary and bonus payments for the fiscal year ended December 31, 2006 and the six-month period ended June 30, 2007, and there have not been any changes since June 30, 2007.
          (g) For purposes of this Section 3.12, the term “employee” shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the business of the Company or any of the Subsidiaries.
     3.13 Customers.
          (a) Schedule 3.13 sets forth a true, complete and correct list of the top 25 customers of the Company and the Subsidiaries (the “Top Customers”) based on revenues for the fiscal year ended December 31, 2006.
          (b) Except as set forth on Schedule 3.13, none of the Top Customers has terminated its relationship with the Company or the Subsidiaries or threatened in writing to do so.
     3.14 Contracts and Commitments.
          (a) Schedule 3.14 sets forth a true, complete and correct list (including all amendments, modifications or supplements with respect thereto) of the following agreements (written or oral) to which the Company or any Subsidiary is a party to the extent any such agreement (i) is currently in effect or (ii) has been terminated on or prior to the date hereof but contains provisions that survived such termination and such provisions are currently in effect (other than provisions that customarily survive such termination and do not relate to the principal business purpose of such agreement and which do not create any material or ongoing financial or other liability to the Buyer):
               (i) any loan agreement, note, mortgage, indenture, security agreement and other agreement and instrument relating to the borrowing of money;
               (ii) any agreement (or group of related agreements) between the Company or any Subsidiary and any Top Customer;
               (iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

               (iv) any agreement (or group of related agreements) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) an Encumbrance (other than Permitted Liens) on any of the assets, tangible or intangible, of the Company or any Subsidiary;
               (v) any agreement for the disposition of a material portion of the assets of the Company or any Subsidiary (other than sales in the ordinary course of business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases in the ordinary course of business);
               (vi) any agreement concerning non-competition, exclusivity, non-solicitation, non-recruitment or other such covenants that restricts any conduct of any business by the Company or any Subsidiary, in each case with respect to geographical area of operations or scope or type of business of the Company or any Subsidiary, other than (A) non-competition agreements entered into between the Company or any Subsidiary and its employees or consultants and which do not restrict the Company or any Subsidiary with respect to non-competition or (B) customer contracts and non-disclosure agreements with standard non-solicitation of employee provisions;
               (vii) any employment or consulting agreement (other than offer letters for at-will employment for employees that do not provide for any severance benefit upon such employee’s termination);
               (viii) any collective bargaining or similar agreement;
               (ix) any agreement involving any current officer, employee, director or shareholder of the Company or any Subsidiary or consulting agreement with an individual involving payments by the Company or any Subsidiary in excess of $50,000 per annum other than agreements entered into in connection with the issuance and exercise of options;
               (x) any barter agreement;
               (xi) any derivative contract and other hedging arrangement;
               (xii) any operating lease (as defined by GAAP) requiring payments of greater than $10,000 in any year;
               (xiii) any agreement or arrangement for the provision of bandwidth, relating to operating systems or with respect to the acquisition or leasing of hardware, including agreements with Level 3 Communications Inc. and Dell, Inc.; and
               (xiv) any other material agreement, including a guarantee, not entered into in the ordinary course of business or that requires the payment by the Company or any Subsidiary in excess of $10,000.

          (b) All contracts, agreements and instruments required to be listed in Schedule 3.14 (the “Material Contracts”) are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company and the Subsidiaries and, to the knowledge of the Stockholders, of the other parties thereto, and are enforceable in accordance with their respective terms subject, in each case, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally. The Company has not received any written notice regarding termination of any Material Contracts. Neither the Company nor any Subsidiary is in default and to the knowledge of the Stockholders, no other party is in material default in complying with any provisions of any Material Contract, and to the knowledge of the Stockholders, no condition or event or fact exists which, with notice, lapse of time or both, could constitute a material default thereunder on the part of the Company or any Subsidiary. The Stockholders have delivered or made available to the Buyer a true, correct and complete copy of each of the Material Contracts.
     3.15 Intellectual Property.
          (a) For purposes of this Agreement,
               (i) “Intellectual Property Assets” means all of the following, to the extent owned, licensed or used by the Company or any Subsidiary:
                    (A) all patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, “Patents”);
                    (B) all trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and applications (collectively, “Marks”);
                    (C) all copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”);
                    (D) all know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, Company-designed reports, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”);
                    (E) all goodwill, franchises, licenses, permits, consents, approvals, technical information and claims of infringement against third parties (the “Rights”);
                    (F) all customer lists and telephone numbers, names of potential sales leads, business strategies, outside analysts’ plans and reports, outlooks, forecasts and other similar documents (collectively, “Other Intangibles”); and

                    (G) those services (including web hosting and application management), computer programs, solutions and related documentation sold, marketed, or provided by the Company or any Subsidiary as of the date hereof (collectively, the “Products”).
          (b) Ownership of Intellectual Property Assets. The Company and the Subsidiaries have a valid license to use, or are the exclusive owners of, and have good, valid and marketable title to, all of the Intellectual Property Assets free and clear of all Encumbrances, other than Permitted Liens. No claim is pending or, to the Stockholders’ knowledge, threatened in writing against the Company or any Subsidiary and/or its directors, officers, employees, and consultants, in their capacity as such, to the effect that (i) the right, title and interest of the Company in and to the Intellectual Property Assets is invalid or unenforceable by the Company or any Subsidiary or that any of the Intellectual Property Assets infringes, misappropriates, dilutes or otherwise violates the rights of a third party, or (ii) challenging the Company’s or any Subsidiary’s ownership or use of, or the validity, enforceability or registerability of, any Intellectual Property Assets. To the knowledge of the Stockholders, there exists no prior act or current conduct or use by Company or any Subsidiary that would give cause to any licensor of Intellectual Property Assets licensed to the Company or any Subsidiary to terminate or otherwise impair the rights of the Company or any Subsidiary pursuant to any such license agreement. Neither the Company nor any Subsidiary has brought or threatened in writing a claim against any person (A) alleging infringement, misappropriation, dilution or any other violation of the Intellectual Property Assets, or (B) challenging any person’s ownership or use of, or the validity, enforceability or registerability of, any Intellectual Property Assets and, to the knowledge of the Stockholders, there is no reasonable basis for a claim regarding any of the foregoing. All former and current employees of the Company and the Subsidiaries have executed written instruments with the Company or any Subsidiary that assign to the Company or any Subsidiary such employee’s rights to any inventions, improvements, discoveries or information relating to the business of the Company and the Subsidiaries. No current or former stockholder, director, officer, employee or contractor of Company or any Subsidiary (or any of their respective predecessors in interest) has or will have, after giving effect to the transactions contemplated by this Agreement, any right, title or interest in or to any of the Intellectual Property Assets. All Intellectual Property Assets were developed by either (x) employees of the Company and the Subsidiaries within the scope of their employment, or (y) independent contractors who have assigned all of their rights in such Intellectual Property Assets to the Company or any Subsidiary pursuant to a written agreement.
          (c) Patents. Schedule 3.15 sets forth a complete and accurate list of all Patents. All of the issued Patents owned by the Company or any Subsidiary are currently in compliance with formal legal requirements (including without limitation payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Patent is held by the Company or any Subsidiary by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office. No issued Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding. To the Stockholders’ knowledge, there is no interfering patent or patent application of any third party.
          (d) Trademarks. Schedule 3.15 sets forth a complete and accurate list of all Marks. All Marks that have been registered in the United States and/or any other jurisdiction are currently in compliance with formal legal requirements (including without limitation the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Mark is held by the Company or any Subsidiary by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office. No registered Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the Stockholders’ knowledge, no such action is threatened in writing with respect to any of the Marks. All products and materials containing a Mark bear the proper notice where permitted by Law. No Marks have been abandoned by the Company or any Subsidiary. To the knowledge of the Stockholders, there has been no prior use of the Marks by any third party which would confer upon said third party superior rights in such Marks, and the Company and the Subsidiaries have adequately policed the Marks against third party infringement so as to maintain the validity of such Marks.
          (e) Copyrights. Schedule 3.15 sets forth a complete and accurate list of all Copyrights. All Copyrights that have been registered with the United States Copyright Office are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any fees or Taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Copyright is held by the Company or any Subsidiary by assignment, the assignment has been duly recorded with the U.S. Copyright Office.
          (f) Products. None of the source or object code, algorithms, or structure included in the Products is copied from, based upon, or derived from any other source or object code, algorithm or structure in violation of the rights of any third party. Except as set forth in Schedule 3.15, the Company and the Subsidiaries have no obligation to any other Person to maintain, modify, improve or upgrade the Products.
          (g) Trade Secrets. The Company and the Subsidiaries have taken all commercially reasonable measures to protect the secrecy, confidentiality and value of the Trade Secrets, including, without limitation, entering into appropriate confidentiality agreements with all officers, directors, employees and consultants of the Company and the Subsidiaries and any other persons with access to the Trade Secrets. To the knowledge of the Stockholders, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets have not been disclosed by the Company or any Subsidiary to any person or entity other than employees or contractors of the Company and the Subsidiaries who needed to know and use the Trade Secrets in the course of their employment or contract performance, and then only pursuant to a written agreement containing non-disclosure obligations that adequately protect the Company’s and the Subsidiaries’ proprietary interests in such Trade Secrets.

          (h) Other Intangibles. The Company and the Subsidiaries have provided to Buyer access to all of the Other Intangibles used by the Company and the Subsidiaries in connection with their businesses.
          (i) Exclusivity of Rights. The Company and the Subsidiaries have the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Intellectual Property Assets owned by the Company and the Subsidiaries. Except as set forth on Schedule 3.15, the Company and the Subsidiaries (A) have not licensed or granted to anyone rights to use, offer for sale, sell, distribute or license any of its Intellectual Property Assets; and (B) are not obligated to and do not pay royalties or other fees to anyone for the Company’s and the Subsidiaries’ ownership, use, license or transfer of any of its Intellectual Property Assets. The Intellectual Property Assets owned by the Company and the Subsidiaries, and, to the knowledge of the Stockholders, the Intellectual Property Assets owned by third Persons that are the subject of a license agreement, have been duly maintained, are valid and subsisting, are full force and effect and have not been cancelled, expired or abandoned.
          (j) Infringement. None of the Intellectual Property Assets of the Company and the Subsidiaries or the Products or the modifications made by the Company or any Subsidiary to the Products (excluding any third-party rights or products incorporated into such Products for which the Company or any Subsidiary has a valid license) infringes or is alleged to infringe any patent, trademark, service mark, trade name, copyright, trade secrets or other proprietary right or is a derivative work based on the work of any other person.
     3.16 Environmental Matters.
          (a) The Company and the Subsidiaries are in material compliance with applicable Environmental Laws. The Company and the Subsidiaries have not received any written notice regarding any actual or alleged material violation of applicable Environmental Laws, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or any Subsidiary, or the businesses or facilities of the Company or any Subsidiary arising under Environmental Laws. There is no Environmental Claim pending or, to the knowledge of the Stockholders, threatened in writing against the Company or any Subsidiary. To the knowledge of the Stockholders, there are no past or present actions, activities, circumstances, conditions, events or incidents which reasonably would be expected to form the basis of an Environmental Claim against the Company or any Subsidiary.
          (b) “Environmental Claim” means any action, investigation or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, release or threatened release of any hazardous materials at any location, whether or not owned or operated by the Company or any Subsidiary, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          (c) “Environmental Laws” means all applicable federal, state and local statutes or laws, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or protection of health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resources Conservation and Recovery Act (42 U.S.C. §6901 et. seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et. seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et. seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), and other similar state and local statutes.
     3.17 Insurance . Schedule 3.17 sets forth a true and correct list of the insurance policies or binders held by, or for the benefit of, the Company and the Subsidiaries and their directors, officers, employees and agents, including the underwriter of such policies and the amount of coverage thereunder. The Stockholders have delivered or made available to the Buyer true, correct and complete copies of such policies and binders. Except as set forth in Schedule 3.17 hereto, (a) all such policies or binders are in full force and effect and no premiums due and payable thereon are delinquent, (b) there are no pending material claims against such insurance policies or binders by the Company or any Subsidiary as to which the insurers have denied liability, (c) the Company and the Subsidiaries have complied in all material respects with the provisions of such policies and (d) there exist no material claims under such insurance policies or binders that have not been properly and timely submitted by the Company and the Subsidiaries to their insurers. Except as set forth in Schedule 3.17 hereto, the insurance coverage provided by such policies or insurance will not terminate or lapse by reason of the transactions contemplated by this Agreement. Schedule 3.17 sets forth a list of all claims for losses exceeding $15,000 submitted to insurers during the 18-month period ending on the date of this Agreement.
     3.18 Brokers . Except as set forth on Schedule 3.18 hereto, neither the Company nor any Stockholder has entered into any contract entitling any agent, broker, investment banker, financial advisor or other firm or person to any broker’s, finder’s or success fee or any other commission or similar fee in connection with the transactions contemplated hereby.
     3.19 Compliance with Laws.
          (a) The Company and the Subsidiaries are not in default or violation of, and to the knowledge of the Stockholders, no event has occurred with respect to the Company or any Subsidiary which, with the lapse of time or the giving of notice or both, would result in the violation of or default under, any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice from any Governmental Authority alleging noncompliance with any applicable Law. Neither the Company nor any Subsidiary is subject to reporting or registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

          (b) To the knowledge of the Stockholders, neither the Company nor any Subsidiary nor any of their respective directors, officers, agents or employees have in the past three years (i) used any Company funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment of Company funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment of Company funds.
          (c) The Company and the Subsidiaries are in possession of all authorizations, licenses, permits, certificates, and approvals of any Governmental Authority necessary for the Company and the Subsidiaries to own, lease and operate their properties and to conduct their businesses substantially as they are being conducted as of the date hereof (the “Permits”), and all such Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Permits would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay consummation of the transactions contemplated hereby, (ii) otherwise prevent or materially delay performance by the Stockholders of any of their material obligations under this Agreement or any Ancillary Agreement or (iii) result in a Material Adverse Effect.
     3.20 Transactions with Affiliates. Except as set forth on Schedule 3.20 hereto: (a) there are no loans, leases or other agreements or transactions between the Company or any Subsidiary and any present or former stockholder, director, officer or employee of the Company or any Subsidiary, or to the Stockholders’ knowledge, any person controlled by such officer, director, employee or stockholder or his or her immediate family; (b) to the knowledge of the Stockholders, as of the date hereof, none of such persons has any direct or indirect ownership interest in any firm or entity, except for less than a 1% interest in any publicly-held corporation, with which the Company or any Subsidiary is affiliated or with which the Company or any Subsidiary has a business relationship, or any firm or corporation that competes with the Company or any Subsidiary; and (c) no employee, officer or director of the Company or any Subsidiary and no member of the immediate family of such persons is directly or indirectly interested in any Material Contract or has or claims to have any interest in the Intellectual Property Assets of the Company or any Subsidiary.
     3.21 Bank Accounts. Schedule 3.21 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and the Subsidiaries maintain safe deposit boxes, checking accounts or other accounts of any nature the available balance of which customarily exceeds $5,000, and from which it has obtained a letter of credit, line of credit, equity line or other such financing.
     3.22 Product Warranties and Liabilities. The Company and the Subsidiaries have not given or made any express warranties to third parties with respect to any products manufactured or sold or services performed by the Company and the Subsidiaries, except for the limited warranties stated in the standard forms of warranty used by it, complete and correct copies of which are attached to Schedule 3.22.

     3.23 Accounts Receivable. Schedule 3.23 attached hereto sets forth a true, correct and complete list of the accounts and notes receivable of the Company and the Subsidiaries (the “Accounts Receivable"), including the aging thereof as of July 31, 2007. There have not been any changes to the information set forth on Schedule 3.23 since July 31, 2007, except in the ordinary course of business consistent with past practice. All Accounts Receivable arose out of the sales of inventory or services in the ordinary course of business and are collectible in the face value thereof using normal collection procedures, net of the reserve for doubtful accounts set forth thereon, which reserve is adequate and was calculated in accordance with generally accepted accounting principles consistently applied.
     3.24 Prepayments and Deposits. Schedule 3.24 attached hereto sets forth all prepayments and deposits, which have been received by the Company or any of the Subsidiaries as of July 31, 2007, from customers for products to be shipped, or services to be performed, after the Closing Date. There have not been any changes to the information set forth on Schedule 3.24 since July 31, 2007, except in the ordinary course of business consistent with past practice.
ARTICLE IV. REPRESENTATIONS OF THE BUYER
     The Buyer Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV. The disclosures in any section or subsection of the Buyer Disclosure Schedule shall qualify other sections and subsections in this Article IV to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. Except as set forth in the Buyer Disclosure Schedule attached hereto and delivered by Buyer, Buyer hereby represents and warrants to the Stockholders as of the date hereof as follows:
     4.01 Existence; Good Standing; Authority.
          (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority and all necessary governmental licenses, authorizations, consents and approvals to own, operate, lease and encumber its properties and carry on its business as currently operated and conducted. Buyer is duly licensed or qualified to do business as a foreign corporation, and is in good standing under the laws of any other jurisdiction in which the character or ownership of its properties or in which the transaction or character of its business makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Buyer is not in violation of any provision of its certificate of incorporation or bylaws.
          (b) Buyer has the corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant to this Agreement and the Ancillary Agreements and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by the Company and the Stockholders, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. No other action on the part of Buyer is necessary to authorize the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.
     4.02 No Conflict. Neither the execution and delivery by Buyer of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by Buyer of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of Buyer’s certificate of incorporation or by-laws or other organizational documents. Except as set forth on Schedule 4.02, none of the execution, delivery or performance by Buyer of this Agreement and the other agreements, documents and instruments contemplated hereby, and the consummation by Buyer of the transactions in accordance with the terms hereof and thereof, will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which Buyer is a party, or by which Buyer or any of its properties is bound, except, in each case, as would not have a Material Adverse Effect.
     4.03 Consents and Approvals. Except as set forth on Schedule 4.03, the execution, delivery and performance of this Agreement by Buyer will not require any consent, approval, permit, authorization or other action by, or filing with or notification to, any Governmental Authority or other Person, except the notification requirements of the HSR Act, if applicable.
     4.04 Brokers. Buyer has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with this Agreement or the transactions contemplated hereby.
     4.05 Investment Representation. The Buyer is acquiring the Shares from each Stockholder for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.
ARTICLE V. CERTAIN COVENANTS OF THE PARTIES
          5.01 Further Action. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
          5.02 Press Releases. The parties hereto will not, and will cause each of their Affiliates and representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of all of the parties hereto which consent shall not be unreasonably withheld; provided, however, that Buyer may, without the prior consent of the other parties hereto, issue or cause publication of any such press release or public announcement to the extent that Buyer, in good faith, reasonably determines, after consultation with outside legal counsel, such action to be required by Law or by the rules of any applicable self-regulatory organization, including without limitation the SEC, in which event Buyer will use its commercially reasonable efforts to allow the Company reasonable time to comment on such press release or public announcement in advance of its issuance.
          5.03 Books and Records. Buyer shall, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the Company and the Subsidiaries prior to the Closing Date and to make the same available for inspection and copying by the Stockholders or any representative of the Stockholders at the expense of the Stockholders during the normal business hours of the Company upon reasonable request and upon reasonable notice.
          5.04 Certain Tax Matters.
          (a) Buyer shall prepare and timely file all Tax Returns required to be filed on or after the Closing Date with respect to the Company, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Buyer’s preparation of any such Tax Returns shall be subject to approval of the Stockholders’ Representative for those periods prior to the Closing, which approval shall not be unreasonably withheld. Buyer shall make such Tax Returns available for the Stockholders’ Representative’s review and approval no later than fifteen (15) business days prior to the due date for filing such Tax Return.
          (b) Each of Buyer and the Stockholders shall provide the other party with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings related to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 5.04(b) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.
          5.05 Director and Officer Indemnification. The Company and Buyer agree that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing now existing in favor of the current or former directors, officers or employees of the Company and the Subsidiaries, as provided in the organizational documents of the Company and the Subsidiaries, shall survive the Closing and shall continue in full force in accordance with their respective terms for a period of not less than six years from the Closing Date.
ARTICLE VI. CLOSING
     6.01 Deliveries at Closing.
          (a) At the Closing, the Stockholders will deliver or cause to be delivered to Buyer the following:
               (i) the stock certificates representing the Shares duly endorsed in accordance with Section 1.01 of this Agreement;
               (ii) executed copies of all consents required to be set forth in Schedule 3.07;
               (iii) the Escrow Agreement, executed by the Stockholders;
               (iv) an Employment Agreement in the form of Exhibit B hereto (the “Employment Agreement” and collectively with the Escrow Agreement, the “Ancillary Agreements"), executed by Ray D. Taft, providing for two months of transition services by Mr. Taft to the Buyer;
               (v) certificates of good standing of the Company and any Subsidiary, dated as of a recent date, from the Secretary of State of the State of Delaware, the Secretary of State of the State of California (with respect to the Company only) and the California Franchise Tax Board (with respect to the Company only);
               (vi) certificate of the Secretary of the Company attesting to the incumbency of the Company’s officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the Organizational Documents delivered to the Buyer;
               (vii) written resignations of all members of the Company’s Board of Directors; and
               (viii) a cross receipt executed by the Buyer and the Stockholders (the “Cross Receipt").
          (b) At the Closing, Buyer will deliver or cause to be delivered to the Stockholders the following (collectively, the “Buyer Deliverables"):

               (i) evidence of deposit with the Escrow Agent of the Escrowed Funds;
               (ii) the Closing Payment, paid in accordance with Schedule I;
               (iii) executed copies of all consents, approvals and authorizations set forth in Schedule 4.03;
               (iv) the Escrow Agreement, executed by the Buyer and the Escrow Agent; and
               (v) the Employment Agreement, executed by the Buyer.
     ARTICLE VII. SURVIVAL; INDEMNIFICATION
          7.01 Survival. The parties agree that the representations and warranties contained in this Agreement shall survive the Closing until nine (9) months after the Closing Date (the “Cut-Off Date”). No claim for indemnification hereunder may be brought after the Cut-Off Date, except for claims of which the Stockholders’ Representative has been notified in writing with reasonable specificity by Buyer prior to the Cut-Off Date.
          7.02 Indemnification of Buyer. Subject to Section 7.01, Buyer shall be indemnified and held harmless against and in respect of any and all damages, claims, demands, losses, expenses, costs, obligations and liabilities, including without limitation reasonable attorneys’ fees (collectively, “Losses”), which arise or result from any breach of any of the representations or warranties contained in Article II and Article III or the failure of the Stockholders to perform any of their covenants or agreements contained herein. Notwithstanding the foregoing,
          (a) there shall be no indemnification of Buyer until the aggregate amount of Losses incurred by Buyer exceeds $90,000 (the “Threshold”), at which time only the amount of Losses incurred in excess of the Threshold shall be subject to indemnification hereunder;
          (b) there shall be no indemnification payments hereunder that exceed in the aggregate the amount of the Escrowed Funds;
          (c) there shall be no indemnification of Buyer with respect to Losses arising out of breaches of the representations or warranties contained in Article III to the extent that the Company has made a corresponding reserve for such Losses on the June Balance Sheet, provided that such reserves are specifically identified on such balance sheet; and
          (d) there shall be no indemnification of Buyer for punitive damages, indirect or speculative damages, special damages, incidental damages or lost profits.
     In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which Buyer is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of (i) any insurance proceeds and other third party recoveries received by Buyer in respect of such Losses (which recoveries Buyer agrees to use commercially reasonable efforts to obtain) and (ii) any cash Tax benefit actually received by Buyer. If an indemnification disbursement is received by Buyer pursuant to this Article VII, and Buyer later receives insurance proceeds or other third party recoveries or a cash Tax benefit in respect of the related Losses, Buyer shall immediately pay to the Stockholders’ Representative a sum equal to the lesser of (i) the actual amount of such insurance proceeds or other third party recoveries or such cash Tax benefit, as the case may be, or (ii) the actual amount of the indemnification disbursement previously made with respect to such Losses.
          7.03 Procedure for Indemnification of Buyer.
          (a) Buyer shall deliver to the Escrow Agent and the Stockholders’ Representative a certificate signed by any officer of Buyer (a “Buyer Certificate”):
               (i) stating that Losses exist in an aggregate amount greater than the Threshold for claims against the Escrow Account (as defined in the Escrow Agreement), and
               (ii) specifying in reasonable detail the individual items included in the amount of Losses in such claim, the date each such item was paid, properly accrued or arose and the nature of the misrepresentation, breach of warranty or claim to which such item is related.
          (b) In the event that the Stockholders’ Representative disagrees with the claim for indemnification made by Buyer in the Buyer Certificate, the Stockholders’ Representative shall have thirty (30) days after receipt of such Buyer Certificate by the Escrow Agent to deliver a certificate signed by the Stockholders’ Representative to the Escrow Agent and to Buyer that specifies in reasonable detail the nature of such objection and the basis therefore (the “Written Escrow Objection”).
          (c) In the event that the Stockholders’ Representative delivers the Written Escrow Objection to the Escrow Agent and Buyer pursuant to Section 7.03(b), Buyer shall have twenty (20) days after receipt of the Written Escrow Objection by the Escrow Agent to respond in a written statement addressed to the Escrow Agent and the Stockholders’ Representative. If after such twenty-day period there remains a dispute as to any claims, the Stockholders’ Representative and Buyer shall attempt in good faith for twenty (20) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Representative and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall make the disbursements from the Escrowed Funds to Buyer as contemplated by Section 7.03(e).
          (d) If no agreement regarding the rights of the respective parties can be reached after good faith negotiation, either the Stockholders’ Representative or Buyer may seek to resolve such dispute or claim in a court of competent jurisdiction or seek other legal or equitable resolution in accordance with this Agreement. Notwithstanding the foregoing, either the Stockholders’ Representative or Buyer may at any time apply to any court of competent jurisdiction for injunctive relief in connection with a claim for indemnification or otherwise to prevent irreparable harm.
          (d) As soon as practicable following the earlier of: (i) receipt of written authorization from the Stockholders’ Representative and Buyer with respect to the disposition of such claim or receipt of written notice of a final decision or order of a court of competent jurisdiction with respect to such claim (in either case, a “Distribution Directive”); or (ii) the close of business on the thirtieth (30th) day following receipt by the Escrow Agent of a Buyer Certificate to which the Stockholders’ Representative have not delivered a Written Escrow Objections in accordance with this Section 7.03, the Escrow Agent shall disburse to Buyer from the Escrowed Funds an amount equal to: (A) in the event of its receipt of a Distribution Directive, the amount of the Losses stipulated in the Distribution Directive or, (B) in the event that a Written Escrow Objection is not received by the close of business on the thirtieth (30th) day following the Escrow Agent’s receipt of a Buyer Certificate, the amount of the Losses set forth in the Buyer Certificate.
          7.04 Buyer’s Remedies Exclusive. The remedies provided in this Article VII shall be the exclusive remedies of Buyer after the Closing in connection with the transactions contemplated by this Agreement, including without limitation any breach or non-performance of any representation or warranty contained herein. Buyer may not commence any suit, action or proceeding against the Stockholders’ Representative with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except to enforce Buyer’s express rights under this Article VIII. After the Closing, the Escrow Account shall be Buyer’s sole source for satisfaction of the indemnification obligations under this Article VII. Notwithstanding the foregoing, Buyer may seek to specifically enforce any covenant contained herein.
          7.05 Purchase Price Adjustment. The parties agree to treat any payments under this Article VII as an adjustment to the Purchase Price for Tax purposes.
ARTICLE VIII. POST-CLOSING AGREEMENTS
The Stockholders agree that from and after the Closing Date:
          8.01 Proprietary Information.
          (a) Each of the Stockholders and each of their Affiliates shall hold in confidence and shall use their commercially reasonable efforts to cause all officers, directors and personnel who continue after the Closing to be employed by any such Stockholder or any Affiliate thereof to hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of the Company and the Subsidiaries and not to disclose, publish or make use of the same without the consent of the Buyer, except (i) to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Stockholders or (ii) as may otherwise be required by applicable law or regulation or by any authorized administrative or governmental agency.
          (b) If (i) the employment of an officer, director or other employee of a Stockholder or any Affiliate thereof, to whom secret or confidential knowledge or information concerning the business of the Company or the Subsidiaries has been disclosed, is terminated and (ii) such individual is subject to an obligation to maintain such knowledge or information in confidence after such termination, the Stockholders shall, upon request by the Buyer, take all reasonable steps at their expense to enforce such confidentiality obligation in the event of an actual or threatened breach thereof. Any legal counsel retained by any such Stockholder in connection with any such enforcement or attempted enforcement shall be selected by such Stockholder, but shall be subject to the approval of the Buyer, which approval shall not be unreasonably withheld.
          (c) Each Stockholder agrees that the remedy at law for any breach of this Section 8.01 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 8.01.
          8.02 No Solicitation or Hiring of Former Employees. Except as provided by law, for a period of 3 years after the Closing Date, no Stockholder nor any Affiliate thereof shall solicit any person who was an employee of either the Company or any of the Subsidiaries on the date hereof or the Closing Date to terminate his employment with the Buyer (or the Company or any of the Subsidiaries, as the case may be) or to become an employee of such Stockholder or Affiliate, provided that the foregoing restriction shall not apply to (a) general searches not targeted towards such employees of the Company or any of the Subsidiaries or (b) employees whose employment has been terminated by Buyer or the Company following the Closing.
          8.03 Non-Competition Agreement.
          (a) For a period of 3 years after the Closing Date, no Stockholder nor any controlled Affiliate thereof shall, except as an officer or employee of the Company develop, market or sell any hosting services as provided by the Company on the date hereof in the United States or any other country in which the Company or any of the Subsidiaries conducted its business during the two years prior to the date hereof; it being understood, however, that the foregoing shall not restrict any Stockholder nor any controlled Affiliate thereof from developing, marketing or selling CDN Services. “CDN Services” means content delivery network services involving the delivery of large volumes of streaming or download content to end users.
          (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Section 8.03 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Stockholders agree that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.
ARTICLE IX. GENERAL PROVISIONS
          Section 9.01 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, or the next business day if sent by overnight courier (providing proof of delivery), or on the same business day if sent via facsimile on a business day during normal business hours to the parties at the following addresses (or at such other address for a party as specified by like notice):
If to the Company, to:
Jupiter Hosting
1100 Space Park Drive
Santa Clara, CA 95054
Attn: Ray D. Taft
Facsimile:
with copy to:
Goodwin Procter LLP
530 Lytton Avenue, Second Floor
Palo Alto, CA 94301
Attn: William Davisson
Facsimile: (650) 617-3281
If to the Stockholders, to:
c/o Stockholders’ Representative
1964 Camino Verdera
Lincoln, CA 95648
Attn: Joseph Lackey
Facsimile: (916) 543-3217

with a copy to:
Goodwin Procter LLP
530 Lytton Avenue, Second Floor
Palo Alto, CA 94301
Attn: William Davisson
Facsimile: (650) 617-3281
If to Buyer, to:
NaviSite, Inc.
400 Minuteman Road
Andover, MA 01810
Attn: Monique Cormier, Esq.
Facsimile: (978) 946-7803
with a copy to:
BRL Law Group LLC
31 St. James Avenue, Suite 850
Boston, MA 02116
Attn: Thomas B. Rosedale, Esq.
Facsimile: (617) 399-6930
     9.02 Fees and Expenses. Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Stockholders, jointly and severally, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. The Stockholders, jointly and severally, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) of the Company or any Subsidiary incurred on or prior to the date hereof with respect to the transactions contemplated by this Agreement. In no event will any of the fees or expenses incurred in connection with this transaction by the Stockholders or the Stockholders’ Representative, including, without limitation, the fees and expenses of counsel to the Stockholders or those parties required to be set forth on Schedule 3.18 hereto, be paid by the Company or any Subsidiary.
     9.03 Certain Definitions. For purposes of this Agreement:
          (a) An “Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act;
          (b) “Effect” means any change, event, violation, inaccuracy, circumstance or effect;
          (c) “Material Adverse Effect” means any Effect that (i) is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of a party, together with its subsidiaries taken as a whole or (ii) materially impedes such party’s authority to consummate the transactions contemplated hereby in accordance with the terms hereof and applicable Laws, provided that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or shall be, a Material Adverse Effect: (A) any Effect directly related to the announcement or pendency of the transactions contemplated hereby, including, but not limited to, a decline in Buyer’s stock price; (B) any Effect that results from changes affecting any of the industries in which such party operates generally or the United States economy generally which does not have a disproportionate effect on such party; (C) any Effect that results from changes affecting general worldwide economic or capital market conditions which does not have a disproportionate effect on such party; or (D) changes in Laws or regulations or the interpretation thereof;
          (d) “Permitted Liens” means (i) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and materialpersons incurred in the ordinary course of business, which are not yet due and payable or are being contest in good faith through appropriate proceedings, (ii) easements, rights-of-way, restrictions and other Encumbrances, in each case that do not materially detract from the value of, or materially impair the existing use of, the property upon which such Encumbrance exists and (iii) liens securing Taxes, assessments and governmental charges not yet delinquent; and
          (e) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
     9.04 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
     9.05 Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile signature.
     9.06 Amendments and Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by the parties hereto, or in the case of a waiver, the party waiving compliance. No waiver by any party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.
     9.07 Entire Agreement; Severability. This Agreement (including the exhibits, schedules, documents and instruments referred to herein) and the Mutual Confidentiality Agreement, dated as of February 28, 2007, by and between Buyer and the Company constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     9.08 Third Party Beneficiaries. Except as expressly provided in this Agreement, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and permitted assigns.
     9.09 Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws.
     9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by the parties hereto without the prior written consent of the other party, except that Buyer may collaterally assign this Agreement or a portion to lenders in connection with the financing of the transactions contemplated hereby (or any amendments, supplements, restatements or refinancings thereof). Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     9.11 Consent to Jurisdiction. Each of the parties hereby consents to personal jurisdiction, service of process and exclusive venue in the federal or state courts of the State of Illinois for any claim, suit or proceeding arising under this Agreement, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought.
     9.12 Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of Laws relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.
     9.13 Remedies. It is specifically understood and agreed that any breach of the provisions of this Agreement or any other agreement executed and delivered pursuant to this Agreement by any party hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by Law).
     9.14 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS WAVIER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENT OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL BY THE COURT.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

BUYER:

NAVISITE, INC.

By:	/s/ James W. Pluntze

Title:	Chief Financial Officer

COMPANY:

JUPITER HOSTING, INC.

By:	/s/ Ray D. Taft

Name:	Ray D. Taft
Title:	President

STOCKHOLDERS:

/s/ Joseph Lackey

Joseph Lackey

Address:	1964 Camino Verdera

Lincoln, CA 95648

/s/ Ray Taft

Ray D. Taft

Address:	2319 Vera Ave.

Redwood City, CA 94061

/s/ Raymond J. Taft

Ray J. Taft

Address:	2911 Naples Ave.

Half Moon Bay, CA 94019